Exhibit 99.1

Allison Transmission Announces Second Quarter 2020 Results

•	Net Income of $23 million

•	Diluted EPS of $0.20

•	Adjusted EBITDA of $115 million

•	Net Cash Provided by Operating Activities of $92 million

•	Adjusted Free Cash Flow of $67 million

INDIANAPOLIS, August 4, 2020 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global manufacturer of medium- and heavy-duty fully automatic transmissions and a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems, today reported net sales for the second quarter of $377 million, a 49 percent decrease from the same period in 2019. The decrease in net sales was principally driven by the ongoing effects of the COVID-19 pandemic on the global economy, resulting in lower demand in all end markets except for the Defense end market.

Net Income for the quarter was $23 million compared to $181 million for the same period in 2019. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $115 million compared to $308 million for the same period in 2019. Net Cash Provided by Operating Activities for the quarter was $92 million compared to $239 million for the same period in 2019. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $67 million compared to $214 million for the same period in 2019.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “Once again, I would like to thank all of Allison’s employees, customers and suppliers for their continued dedication and resilience. The health and well-being of Allison’s extended family remains our top priority, as we manage through this unprecedented period.”

Graziosi continued, “Second quarter results reflect the significant impact the pandemic continues to have on global supply chains and customer demand. Despite these ongoing disruptions, all of Allison’s global facilities are currently producing transmissions and components, and the majority of our manufacturing operations have run continuously throughout 2020. To date, we have achieved uninterrupted delivery of our products, and continued to generate earnings and positive cash flow. We remain focused on aligning our operations, programs and spending with current end market conditions, while maintaining the flexibility to respond quickly and appropriately as these conditions evolve. Allison is well capitalized and positioned to realize opportunities that may emerge from the current environment, as a result of our long-standing commitment to prudent balance sheet management, ample liquidity and profitable operations.”

Second Quarter Net Sales by End Market

End Market	Q2 2020 Net Sales ($M)	Q2 2019 Net Sales ($M)	% Variance
North America On-Highway	$164	$398	(59%)
North America Off-Highway	$3	$9	(67%)
Defense	$42	$37	14%
Outside North America On-Highway	$60	$106	(43%)
Outside North America Off-Highway	$19	$40	(53%)
Service Parts, Support Equipment & Other	$89	$147	(39%)
Total Net Sales	$377	$737	(49%)

Second Quarter Highlights

North America On-Highway end market net sales were down 59 percent from the same period in 2019 and down 53 percent on a sequential basis, in both cases principally driven by lower demand for Rugged Duty Series and Highway Series models primarily due to the effects of the pandemic.

North America Off-Highway end market net sales were down $6 million from the same period in 2019 and down $5 million sequentially, in both cases principally driven by lower demand for hydraulic fracturing applications.

Defense end market net sales were up 14 percent from the same period in 2019 and up 5 percent on a sequential basis, in both cases principally driven by Tracked vehicle demand.

Outside North America On-Highway end market net sales were down 43 percent from the same period in 2019 and down 17 percent sequentially principally driven by lower global demand due to the effects of the pandemic.

Outside North America Off-Highway end market net sales were down $21 million from the same period in 2019 and down $8 million on a sequential basis, in both cases driven by lower demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were down 39 percent from the same period in 2019 principally driven by lower demand for North America service parts and support equipment primarily due to the effects of the pandemic partially offset by aluminum die cast component volume associated with the acquisition of Walker Die Casting and down 36 percent sequentially principally driven by lower demand for North America service parts, aluminum die cast component volume and support equipment.

Gross profit for the quarter was $165 million, a decrease of 58 percent from $389 million for the same period in 2019. Gross margin for the quarter was 43.8 percent, a decrease of 900 basis points from a gross margin of 52.8 percent for the same period in 2019. The decrease in gross profit was principally driven by lower net sales and restructuring charges recorded in the second quarter of 2020 partially offset by lower manufacturing expense commensurate with decreased net sales, lower incentive compensation expense, price increases on certain products and favorable material costs.

Selling, general and administrative expenses for the quarter were $69 million, a decrease of $24 million from $93 million for the same period in 2019. The decrease was principally driven by lower commercial activities spending, lower incentive compensation expense, lower intangible amortization expense and lower stock compensation expense partially offset by product warranty adjustments and restructuring charges.

Engineering – research and development expenses for the quarter were $38 million, an increase of $1 million from $37 million for the same period in 2019.

Net income for the quarter was $23 million, a decrease of $158 million from $181 million for the same period in 2019. The decrease was principally driven by lower net sales and restructuring charges partially offset by lower selling, general and administrative expenses.

Net cash provided by operating activities was $92 million, a decrease of $147 million from $239 million for the same period in 2019. The decrease was principally driven by lower gross profit, higher cash interest expense and cash restructuring charges partially offset by lower cash income taxes, lower operating working capital requirements and lower commercial activities spending.

Second Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $115 million, a decrease of $193 million from $308 million for the same period in 2019. The decrease in Adjusted EBITDA was principally driven by lower gross profit partially offset by lower selling, general and administrative expenses.

Adjusted Free Cash Flow for the quarter was $67 million, a decrease of $147 million from $214 million for the same period in 2019. The decrease was principally driven by lower net cash provided by operating activities.

COVID-19 Pandemic and Market Update

The pandemic continues to impact the United States and other major markets in which we operate across the world, resulting in severe disruptions to global markets and supply chains, significant uncertainty and a weaker global outlook. We anticipate continued disruptions to our business for the foreseeable future, and we continue to take a variety of measures to promote the safety and security of our employees and to maintain operations with as minimal impact as possible to our stakeholders. These measures include increased frequency of cleaning and disinfecting of facilities, social distancing, remote working when possible, travel restrictions and limitations on visitor access to facilities. Given the uncertain duration of the pandemic, as well as continuously evolving customer demand and supply chain readiness, we cannot conclusively provide a full year 2020 revenue, earnings or cash flow outlook at this time.

The Allison team continues working to proactively align operations, programs and spending across our entire business with current end market conditions, including reduced compensation expense through restructuring initiatives of both hourly and salary employees, furloughs of a portion of our workforce, reduced overtime and assessing the timing and cadence of various capital investment and product development initiatives. During the second quarter, we incurred $12 million in restructuring charges related to voluntary and involuntary separation programs for both hourly and salaried employees. Allison is reaffirming its full year 2020 Capital Expenditures target of approximately 35 percent lower, as compared to 2019. We will continue to monitor market conditions and make adjustments accordingly.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Wednesday, August 5 to discuss its second quarter 2020 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on August 5 until 11:59 p.m. ET on August 12. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13705164.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,500 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results or expected ability to re-open our facilities promptly. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, excluding non-recurring restructuring charges, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Raymond Posadas

Managing Director, Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net sales	$377	$737	$1,014	$1,412
Cost of sales	212	348	523	664

Gross profit	165	389	491	748
Selling, general and administrative	69	93	144	177
Engineering - research and development	38	37	74	68

Operating income	58	259	273	503
Interest expense, net	(33)	(33)	(66)	(69)
Other income, net	5	3	4	6

Income before income taxes	30	229	211	440
Income tax expense	(7)	(48)	(49)	(92)

Net income	$23	$181	$162	$348

Basic earnings per share attributable to common stockholders	$0.20	$1.47	$1.42	$2.81

Diluted earnings per share attributable to common stockholders	$0.20	$1.46	$1.41	$2.78

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$434	$192
Accounts receivable, net	212	253
Inventories	201	199
Other current assets	40	42

Total Current Assets	887	686

Property, plant and equipment, net	634	616
Intangible assets, net	986	1,042
Goodwill	2,062	2,041
Other non-current assets	64	65

TOTAL ASSETS	$4,633	$4,450

LIABILITIES
Current Liabilities
Accounts payable	$138	$150
Product warranty liability	29	24
Current portion of long-term debt	6	6
Deferred revenue	34	35
Other current liabilities	149	202

Total Current Liabilities	356	417

Product warranty liability	19	28
Deferred revenue	111	104
Long-term debt	2,786	2,512
Deferred income taxes	421	387
Other non-current liabilities	245	221

TOTAL LIABILITIES	3,938	3,669
TOTAL STOCKHOLDERS’ EQUITY	695	781

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,633	$4,450

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities (a)	$92	$239	$240	$433
Net cash used for investing activities (b) (c)	(24)	(158)	(45)	(177)
Net cash provided by (used for) financing activities	252	(251)	49	(334)
Effect of exchange rate changes on cash	—	(1)	(2)	—

Net increase (decrease) in cash and cash equivalents	320	(171)	242	(78)
Cash and cash equivalents at beginning of period	114	324	192	231

Cash and cash equivalents at end of period	$434	$153	$434	$153

Supplemental disclosures:
Interest paid	$57	$39	$65	$53
Income taxes paid	$2	$49	$8	$55

(a) Restructuring charges	$3	$—	$3	$—
(b) Business acquisitions	$4	$(133)	$4	$(133)
(c) Additions of long-lived assets	$(28)	$(25)	$(49)	$(44)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net income (GAAP)	$23	$181	$162	$348
plus:
Interest expense, net	33	33	66	69
Income tax expense	7	48	49	92
Depreciation of property, plant and equipment	24	19	46	37
Amortization of intangible assets	13	21	29	43
Restructuring charges (a)	12	—	12	—
Stock-based compensation expense (b)	2	5	5	8
Unrealized loss on foreign exchange (c)	—	1	2	—
Acquisition-related earnouts (d)	1	—	1	—
Expenses related to long-term debt refinancing (e)	—	—	—	1

Adjusted EBITDA (Non-GAAP)	$115	$308	$372	$598

Net sales (GAAP)	$377	$737	$1,014	$1,412
Net income as a percent of net sales (GAAP)	6.1%	24.6%	16.0%	24.6%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	30.5%	41.8%	36.7%	42.4%
Net cash provided by operating activities (GAAP)	$92	$239	$240	$433
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(28)	(25)	(49)	(44)
Restructuring charges (a)	3	—	3	—

Adjusted free cash flow (Non-GAAP)	$67	$214	$194	$389

(a)

Represents restructuring charges (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) related to voluntary and involuntary separation programs for hourly and salaried employees in the second quarter of 2020.

(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents losses (recorded in Other income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents expense (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.
(e)	Represents expenses (recorded in Other income, net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 in the first quarter of 2019.